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Exhibit 99

Tuesday June 5, 8:00 am Eastern Time

Press Release

InterDent Closes Sale of East Coast Division

    EL SEGUNDO, Calif.—(BUSINESS WIRE)—June 5, 2001—InterDent, Inc. (Nasdaq:DENT—news) today announced that it has completed the sale of its East Coast division, Dental Care Alliance, for $36.0 million including the assumption of debt to an investment group led by Dr. Steve Matzkin. The net sales proceeds are being used to pay down debt. The company has retained an option to repurchase the division at a future date. InterDent has also entered into an ongoing collaboration agreement and license agreement to provide the company's proprietary software.

    The East Coast division consists of 91 offices, representing $25.3 million of patient revenue during the quarter ended March 31, 2001. The 153 remaining InterDent offices accounted for $65.2 million of patient revenue in the first quarter. Dr. Steve Matzkin will remain on the InterDent board of directors and has resigned from his management positions at the Company. Michael Fiore will continue to serve as InterDent's Chief Executive Officer.

    InterDent provides dental management services in 153 locations in California, Oregon, Washington, Nevada, Arizona, Hawaii, Idaho, Oklahoma, and Kansas with total annualized patient revenues under management of approximately $250 million. The company is continuing to build an integrated support environment utilizing information technologies to enable dental professionals to provide patients with high quality, comprehensive, convenient and cost-effective care. InterDent also owns a stake in Dental X Change, an advanced Internet portal servicing the professional dental community. More information about Dental X Change is available through the press releases on their web site, www.dentalxchange.com.

    This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. The forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Those risks and uncertainties include the ability of the Company to effectively implement its Internet strategy or its planned integrated support environment, and the actual effect of implementation of efficiency programs on profitability and other factors disclosed in the Company's filings with the Securities and Exchange Commission. The forward-looking statements should be considered in light of these risks and uncertainties. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect the company's outlook as of today, and the Company undertakes no obligation to update these forward-looking statements.

Contact:

  InterDent, Inc.
  Michael Fiore, 310/765-2400
  www.interdent.com

    or

  Lippert/Heilshorn & Associates
  Lillian Armstrong, 415/433-3777
  larmstrong@lhai.com
  John Heilshorn, 212/838-3777
  jheilshorn@lhai.com

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  Exhibit 99